Exhibit 99.1

Media contact: Neil Nissan

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Analysts contact: Jack Sullivan

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May 17, 2021

Duke Energy responds to Elliott Management’s letter

•	Duke Energy is delivering value, outperforming the utility sector.

•	Clean energy strategy has driven increase in long-term growth rate.

•	Elliott’s record in the regulated utilities sector is a concern.

CHARLOTTE, N.C. – Below is Duke Energy’s (NYSE: DUK) statement in response to Elliott Management’s announcement today:

Today’s announcement by Elliott is the latest in a series of proposals that the hedge fund has offered to Duke Energy since July 2020. Throughout, Duke Energy’s Board of Directors has reviewed their proposals in depth and determined that they are not in the best interests of the company, its shareholders and other stakeholders.

Duke Energy will review Elliott’s latest proposals as well and the company is always open to new ideas to create growth and value. However, Duke Energy and its Board of Directors will always advocate for the best long-term interests of its shareholders and other stakeholders over any narrow special or short-term interest.

Strong operational performance

Guided by Duke Energy’s management team and world-class Board of Directors, Duke Energy is performing at a high level by executing its clean energy strategy, delivering strong, sustainable value for shareholders, customers, communities and its employees, and outlining a clear vision for future growth, grounded in the largest clean energy transition in the country.

The company is poised to deploy over $125 billion of capital over the next decade and deliver 5% to 7% annual earnings growth along the way. As a result, Duke Energy has increased its long-term EPS growth rate and driven the company’s share price to outperform the S&P Utility Index in both 2020 and year-to-date. Over the last 12 months, Duke Energy’s stock price has increased 25.2% versus 18.7% for the S&P Utility Index.

Duke Energy’s strategic goals are supported by its history of strong safety and operational performance, and excellent customer services, allowing it to consistently pay shareholders a dividend, which the company has increased for 15 consecutive years.

Elliott’s proposals

Duke Energy and its Board have engaged in discussions and reviews with Elliott since July 2020. Elliott’s specific proposals, some of which are outlined in its letter, are summarized here:

•	Preferential Equity Transaction. Elliott initially tried to induce Duke Energy to issue up to $7 billion of common equity securities to Elliott and its hedge fund allies at a material discount to the public market value of Duke Energy’s equity, essentially transferring approximately 10% of the value of Duke Energy to Elliott. Instead, Duke Energy executed on its highly successful minority stake sale in Duke Energy Indiana at an attractive premium to Duke Energy’s public market valuation satisfying Duke Energy’s equity needs for the next five years. Duke Energy’s share price has outperformed ever since.

•	Breaking Up the Company. Elliott then proposed a double-spin-off of Duke Energy’s Midwest and Florida utilities. This “shrink-the company” strategy that underlies all of Elliott’s proposals runs counter to the strategic direction of the entire industry at a time when scale is needed to efficiently finance the company’s unprecedented capital investment and growth opportunities. It also ignores the obvious capital structure and credit issues, material equity issuance requirement, dis-synergies, dividend sustainability risk, regulatory issues and overall execution risks.

•	Demand for Board Seats. Elliott has demanded to appoint new directors to Duke Energy’s board despite the broad and deep experience of Duke Energy’s current board, which has recently added several new members. In addition, Elliott has demanded that Duke Energy put in place a “strategic review,” although Elliott refuses to share the details behind its myriad proposals with management.

Elliott’s approach to Duke Energy thus far is reminiscent of Elliott’s decidedly mixed results in the utility industry, as shown by recent activity with Sempra Energy, FirstEnergy and Evergy. These utilities’ share prices have materially underperformed the sector to date since Elliott became involved, establishing an unenviable track record of shareholder value destruction.

Duke Energy’s climate strategy and a clear financing strategy

Duke Energy has worked to clearly articulate its $59 billion five-year clean energy plan that drives its long-term strategy, and to transition to cleaner energy as the company aims to cut carbon emissions by at least 50% by 2030 and reach net-zero carbon emissions by 2050. The five-year plan will deliver significant customer benefits and create jobs in its communities. Duke Energy is also committed to modernizing and strengthening the energy grid, generating cleaner energy, and expanding its smart energy infrastructure.

A series of accomplishments have positioned Duke Energy to successfully execute its clean energy transformation:

•	On Jan. 28, the company announced the sale of 19.9% of Duke Energy Indiana to GIC, raising $2.05 billion at a 50% premium to its last-12-months’ trading P/E valuation. Proceeds from this transaction will help fund Duke Energy’s $59 billion capex plan and satisfy all equity capital raising needs for the next five years.

•	As part of that announcement, the company increased its expected earnings growth rate to 5% to 7%, up from 4% to 6% through 2025.

•	The company received approval of a comprehensive settlement agreement with the North Carolina Attorney General’s Office, North Carolina Public Staff and Sierra Club which resolved all remaining major coal ash issues, provided clarity on recovery treatment of coal ash costs for the next decade, and achieved a return of and on coal ash expenditures.

•	On May 4, the company received regulatory approval for a multi-year rate plan agreement with consumer and business groups in Florida that includes nearly $5 billion in investments to advance its clean energy vision. The Florida Public Service Commission noted in their ruling that the settlement was the culmination of extensive engagement with many interested parties, including the Office of Public Counsel, which demonstrated the company’s strong collaborative relationships in that state. Florida’s constructive regulatory framework and significant potential in renewables and clean energy make Florida a central element of Duke Energy’s business and investment plans.

•	Last fall, the company submitted its integrated resource plans (IRPs) for the Carolinas, which outlined paths to providing cleaner, more sustainable energy to customers, and were positively received by customers, regulators and investors.

•	Over the last 12 months, Duke Energy’s 2022E P/E multiple has increased from 14.5x to 18.9x, significantly outpacing the multiple expansion of the median UTY P/E multiple. This has improved the company’s relative valuation from a P/E discount of (0.6)x to now trading at a premium of 1.0x compared to the UTY constituents median.

A consolidated company and balance sheet have clear benefits

Duke Energy’s business is stronger and more impactful as a consolidated, standalone entity that remains as one. The company can better support its customers, employees, investors and their dividends, and other stakeholders by staying together.

•	All of its businesses play a critical role in Duke Energy’s clean energy transformation, and the company has made crucial investments and built relationships in each region where it operates.

•	Duke Energy’s size, scale and geographic diversity are recognized as credit attributes by the rating agencies and contribute to Duke Energy’s strong credit quality and lower cost of capital.

•	A break-up would result in smaller entities, each allocated a proportional share of Duke Energy’s parent-level debt, which would erode credit quality.

•	To avoid credit rating downgrades, each entity would be forced to recapitalize through dilutive equity issuances that have no benefit to customers or shareholders.

•	A consolidated company allows for a growing dividend to the company’s shareholders, investments in its clean energy plan, and benefits from diversified cash flows.

Significant risk of incremental costs

Given the performance of the company, there is no strategic logic to breaking the company apart, and there is serious risk of dis-synergies that would weigh down the various spun-off entities and raise questions about the viability of the dividend to shareholders. For example:

•	A break-up would require extensive regulatory review at the state and federal level, introducing significant execution risk.

•	Standing up smaller, independent utilities would require considerable new costs and would reverse a decade of cost cutting efforts by integrating corporate functions of predecessor companies.

•	These unavoidable new costs would put pressure on utility rates without any tangible benefit to customers and would be highly unlikely to be recoverable from customers, impacting the credit and growth rate of the smaller utilities.

Employees and customers at the center

Duke Energy continues to be laser-focused on serving its communities during the pandemic. The company provided significant support for its customers by suspending disconnections and waiving late-payment and other fees. The company donated more than $8 million to various relief organizations to help support communities in need during the pandemic.

The company is also working to keep its employees safe and has navigated the pandemic while preserving jobs and avoiding furloughs and cuts to base salaries. The company remains committed to those objectives.

Duke Energy

Duke Energy (NYSE: DUK), a Fortune 150 company headquartered in Charlotte, N.C., is one of America’s largest energy holding companies. Its electric utilities serve 7.9 million customers in North Carolina, South Carolina, Florida, Indiana, Ohio and Kentucky, and collectively own 51,000 megawatts of energy capacity. Its natural gas unit serves 1.6 million customers in North Carolina, South Carolina, Tennessee, Ohio and Kentucky. The company employs 27,500 people.

Duke Energy is executing an aggressive clean energy strategy to create a smarter energy future for its customers and communities – with goals of at least a 50 percent carbon reduction by 2030 and net-zero carbon emissions by 2050. The company is a top U.S. renewable energy provider, on track to operate or purchase 16,000 megawatts of renewable energy capacity by 2025. The company also is investing in major electric grid upgrades and expanded battery storage, and exploring zero-emitting power generation technologies such as hydrogen and advanced nuclear.

Duke Energy was named to Fortune’s 2021 “World’s Most Admired Companies” list and Forbes’ “America’s Best Employers” list. More information is available at duke-energy.com. The Duke Energy News Center contains news releases, fact sheets, photos and videos. Duke Energy’s illumination features stories about people, innovations, community topics and environmental issues. Follow Duke Energy on Twitter, LinkedIn, Instagram and Facebook.

Non-GAAP Financial Information

This release references the long-term range of annual growth of 5% - 7% through 2025 off the midpoint of 2021 adjusted EPS guidance range of $5.15. The 5% - 7% annual growth rate increased from 4% - 6%. In addition, the release references Duke Energy’s 2022E P/E multiple that has increased from 14.5x to 18.9x. The long-term annual growth rate and 2022E P/E multiple are based on forecasted adjusted EPS. The forecasted adjusted EPS is a non-GAAP financial measure as it represents basic EPS available to Duke Energy Corporation common stockholders (GAAP reported EPS), adjusted for the per share impact of special items. Special items represent certain charges and credits, which management believes are not indicative of Duke Energy’s ongoing performance. Due to the forward-looking nature of this non-GAAP financial measure for future periods, information to reconcile it to the most directly comparable GAAP financial measure is not available at this time, as management is unable to project all special items for future periods, such as legal settlements, the impact of regulatory orders or asset impairments.

Cautionary language concerning forward-looking statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," "potential," "forecast," "target," "outlook," "guidance," and similar expressions. Various factors may cause actual results to be materially different than the suggested outcomes within forward-looking statements; accordingly, there is no assurance that such results will be realized. These risks and uncertainties are identified and discussed in Duke Energy’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than Duke Energy has described. Duke Energy expressly disclaims an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.